Exhibit 99

Thursday, February 24, 2000

Place Label Here

Re: Notice of Warrant Call

Dear Shareholder:

Pursuant to Section 2 of the Warrant Agreement issued to you on September 5, 1997, giving you the right to purchase shares of Beta Oil and Gas Inc.‘s $.001 par value common stock for $5.00 per share, this letter is being delivered to give you formal notice that your Warrant is being called for redemption. The redemption date will be May 24, 2000.

The Company has received the voluntary exercise of approximately 50% of the outstanding warrants of this class since triggering the call this past November. The price of our common stock is currently trading above the exercise price of the Warrant. Prior to the redemption date of May 24, 2000 you have the option of exercising your Warrant, either in whole or in part, by:

1) Completing the Election to Purchase section that is on the back side of your original Warrant Certificate (no signature guarantee needed unless transferring ownership); 2) Preparing a check or money order (made out to Beta Oil and Gas, Inc.) in the amount of $5.00 per share x the number of shares indicated in the lower right corner of the address label above; and 3) Returning the Warrant and the check to Cynthia Hllywa’s attention at the Corporate address listed below.

The shares underlying the Warrant have been registered for resale with the United States Securities and Exchange Commission (“SEC”) in a registration statement and prospectus effective July 1, 1999. Accordingly, if you choose to exercise your Warrant prior to the redemption date, the shares may be resold in the open market. If you exercise your Warrant, we will furnish you with a stock certificate representing the shares. We will issue your shares after your check for the exercise has cleared.

I encourage you to visit our website (www.betaoil.com), or call, for an overview of our current activities. This should be an exciting year for the Company with 25 to 35 wells planned. Included in these numbers are four high impact projects, not the least of which are the Australian “Toko Syncline” project, and the pilot program for our WEHLU unit in Oklahoma. This project, if successful, could trigger a developmental drilling program exceeding 200 wells on our existing acreage. We are, obviously, very anxious to assess this potential.

We certainly hope you will elect to exercise your Warrant. However, if you choose not to and forgo the potential gain between the exercise price and the current market rate, the Company will automatically cancel your Warrant on May 24, 2000. Thereafter your Warrant would have no value. Should you have any questions regarding this letter or other matters, please contact me or Cynthia at (949) 752-5212.

Sincerely,

/s/Steve Fischer
Vice President

SF/ch